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                                                        EXHIBIT 3.1.4

                            CERTIFICATE OF AMENDMENT
                                     TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       ROBERTS PHARMACEUTICAL CORPORATION


TO:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4), Section 14A:9-2(3) and 14A:7-18(2) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:


1.   The name of the corporation is "Roberts Pharmaceutical Corporation".

2. By resolution adopted December 19, 1990, the Corporation's Board of Directors approved the cancellation of 2,000,000 shares of Class A Preferred Stock, $.10 par value (the "Class A Shares"), which were reacquired by the Corporation. In accordance with Section 4.02(C)(7) of the Corporation's Amended and Restated Certificate of Incorporation, upon the reacquisition of the Class A Shares, the Class A Shares ceased to be authorized shares of the Corporation.

3. After giving effect to the cancellation of the Class A Shares, the number of shares of stock which the Corporation was authorized to issue was:
     50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Class B Preferred Stock, $.10 par value per share.

4. The Corporation's Amended and Restated Certificate of Incorporation provides that the Class A Shares shall not be reissued.

5. The Corporation's Amended and Restated Certificate of Incorporation is amended by decreasing the aggregate number of Class A Shares which the Corporation is authorized to issue by the 2,000,000 Class A Shares cancelled by the Corporation.

6. The following amendment to the Amended and Restated Certificate of Incorporation (the "Amendment") was approved by the directors and thereafter duly adopted by the shareholders of the Corporation on the 6th day of November 1996:

     Section 4.01 of Article Four of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
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          "The total number of shares of stock which the Corporation shall have authority to issue is One Hundred and Ten Million (110,000,000) shares. Of these shares, One Hundred Million (100,000,000) shares are classified as Common Stock, par value $.01 per share, and Ten Million (10,000,000) shares are classified as Class B Preferred Stock, par value $.10 per share."


7. The total number of shares entitled to vote on the adoption of the Amendment was 19,207,402 shares of Common Stock, $.01 par value per share (the "Common Stock").

8. The number of shares of Common Stock voted in favor of the Amendment was 18,057,336 shares. There were 863,532 shares of Common Stock voted against the Amendment, and 140,006 shares of Common Stock abstained from voting on the Amendment.


DATED:  November 22, 1996


                              ROBERTS PHARMACEUTICAL CORPORATION



                           By:/s/Anthony A. Rascio
                              ----------------------------------
                              Anthony A. Rascio
                              Vice President and Secretary